Exhibit 99.1

PRESS RELEASE

FOR ADDITIONAL INFORMATION: Investor Relations Heather Kos +1 844-632-1060 IR@univar.com

Media Relations Dwayne Roark +1 331-777-6031 mediarelations@univar.com

Univar Solutions Announces Resignation of Board Member

DOWNERS GROVE, IL, September 27, 2019 – Univar Solutions Inc. (NYSE: UNVR) (“Univar Solutions” or “the Company”), a global chemical and ingredient distributor and provider of value-added services, yesterday announced David H. Wasserman has tendered his resignation from the Company’s Board of Directors. This follows the recently announced sale of shares of common stock by Clayton, Dubilier & Rice LLC (“CD&R”), representing the conclusion of a 9-year investment in the Company. Mr. Wasserman has been with CD&R for 21 years.

Having served as a Board director since November 2010, Mr. Wasserman has provided expert perspective and guidance throughout his tenure, especially as the Company emerged from its initial public offering in 2015.

“I want to thank David for his many contributions as an esteemed director for our Board,” said Stephen D. Newlin, Univar Solutions Executive Chairman. “Our Board and I greatly appreciate his leadership and guidance, and we extend our sincere gratitude for his service.”

The Board will not replace Mr. Wasserman and instead will reduce its size to 12 directors, effective October 31, 2019.

About Univar Solutions

Univar Solutions (NYSE: UNVR) is a leading global chemical and ingredient distributor and provider of value added services to customers across a wide range of industries. With the industry’s largest private transportation fleet and North American sales force, a vast supplier network, deep market and regulatory knowledge, world-class formulation and recipe development, unparalleled logistics know-how, and industry-leading digital tools, Univar Solutions is a committed ally to customers and suppliers, helping them anticipate, navigate, and leverage meaningful growth opportunities. Learn more at www.univarsolutions.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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